News Release
For investor and media inquiries please contact: Steve E. Kunszabo Director, Investor Relations 732-556-2220

FOR RELEASE THURSDAY, AUGUST 10, 2006

Centennial Communications Announces Fiscal Fourth-Quarter and Full-Year Results; Fiscal Fourth-Quarter Shows Ongoing Postpaid Subscriber Growth in U.S. Wireless

•	Fiscal fourth-quarter income from continuing operations of $0.03 per diluted share, compared to a loss of $0.13 per diluted share from continuing operations in the prior-year quarter

•	Fiscal fourth-quarter consolidated adjusted operating income from continuing operations of $91.9 million, down 2 percent year-over-year from $94.1 million

•	Fiscal fourth-quarter consolidated revenue from continuing operations of $240.4 million, up 5 percent year-over-year from $229.7 million

WALL, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported income from continuing operations of $3.4 million, or $0.03 per diluted share, for the fiscal fourth quarter of 2006 as compared to a loss from continuing operations of $13.6 million, or $0.13 per diluted share, in the fiscal fourth quarter of 2005. The fiscal fourth quarter of 2005 included a $36.3 million pre-tax charge for accelerated depreciation on the Company’s wireless network in Puerto Rico, which was replaced and upgraded. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal fourth quarter was $91.9 million, as compared to $94.1 million for the prior-year quarter.

“Growing free cash flow through organic growth in our existing markets is our central focus as we head into fiscal 2007,” said Michael J. Small, Centennial’s chief executive officer. “We’ve reaffirmed our commitment to increasing shareholder value by deleveraging and will continue to capitalize on our strong collection of assets and great local teams to achieve this goal.”

Centennial reported fiscal fourth-quarter consolidated revenue from continuing operations of $240.4 million, which included $115.7 million from U.S. wireless and $124.7 million from Caribbean operations. Consolidated revenue from continuing operations grew 5 percent versus the fiscal fourth quarter of 2005. The Company ended the quarter with 1.39 million total wireless subscribers, which compares to 1.24 million for the year-ago quarter and 1.39 million for the previous quarter ended February 28, 2006. The Company reported 337,700 total access lines and equivalents at the end of the fiscal fourth quarter, which compares to 299,100 for the year-ago quarter.

FULL-YEAR FISCAL 2006 RESULTS

For the full year, the Company reported income from continuing operations of $20.2 million, or $0.19 per diluted share, as compared to income from continuing operations of $19.6 million, or $0.19 per diluted share, for fiscal year 2005. The Company’s net income from continuing operations for fiscal 2006 includes $19.3 million of costs related to the Company’s strategic alternatives and recapitalization process.

Centennial reported full-year 2006 consolidated revenue from continuing operations of $945.7 million, which included $444.4 million from U.S. wireless and $501.4 million from Caribbean operations. The Company’s fiscal 2006 consolidated AOI from continuing operations was $362.1 million, which included an approximately $9 million startup loss related to the launch of service in Grand Rapids and Lansing, MI. This compares to consolidated AOI from continuing operations of $366.4 million in fiscal 2005, which included $9.1 million of favorable non-recurring items.

FOURTH-QUARTER SEGMENT HIGHLIGHTS

U.S. Wireless Operations

•

Revenue was $115.7 million, a 15 percent increase from last year’s fourth quarter. Strong feature and access revenue benefited from a 9 percent increase in total retail subscribers. Roaming revenue increased 13 percent from the year-ago quarter as a result of increased traffic due to solid growth in GSM minutes.

•	Average revenue per user (ARPU) was $65 during the fiscal fourth quarter, a 5 percent year-over-year increase. ARPU included approximately $1.90 of data revenue per user.

•

AOI was $44.4 million, a 7 percent year-over-year increase, representing an AOI margin of 38 percent. AOI benefited from strong growth in roaming and access revenue, partially offset by increased customer acquisition costs due to strong customer activations, increased equipment expense associated with customer retention and GSM handset upgrades and costs related to increased minutes-of-use.

•

U.S. wireless ended the quarter with 648,000 total subscribers including 51,100 wholesale subscribers. This compares to 586,000 for the prior-year quarter including 39,300 wholesale subscribers and to 638,600 for the previous quarter ended February 28, 2006 including 50,900 wholesale subscribers. At the end of the fiscal fourth quarter, approximately 74 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 10,800 from the fiscal third quarter of 2006, supported by broad-based sales momentum across the Company’s U.S. wireless markets.

•	Capital expenditures were $25.2 million for the fiscal fourth quarter as U.S. wireless continued the development and expansion of its wireless network.

Caribbean Wireless Operations

•	Revenue was $92.5 million, a decline of 4 percent from the prior-year fourth quarter, driven primarily by lower access and airtime revenue in Puerto Rico and the Dominican Republic.

•

ARPU was $41, a 16 percent decline from the year-ago period, due to the continued impact of prepaid subscriber growth in the Dominican Republic and more aggressive marketing of companion rate plans in Puerto Rico. Postpaid ARPU in Puerto Rico was $68, which included approximately $3.30 of data revenue per user.

•	AOI totaled $32.1 million, a 14 percent year-over-year decrease, representing an AOI margin of 35 percent. AOI was unfavorably impacted by weak subscriber growth and higher equipment expense.

•

Caribbean wireless ended the quarter with 739,200 subscribers, which compares to 658,800 for the prior-year quarter and to 750,500 for the previous quarter ended February 28, 2006. Customer growth during the fourth quarter was pressured by higher prepaid churn in the Dominican Republic, partially offset by postpaid subscriber growth of 4,600 due to improved postpaid churn of 2.4 percent.

•	Capital expenditures were $14.3 million for the fiscal fourth quarter as Caribbean wireless continued the development and expansion of its wireless network.

Caribbean Broadband Operations

•	Revenue was $36.8 million, a 2 percent year-over-year increase, driven by solid access line growth.

•

AOI was $15.4 million, a 3 percent increase from the year-ago period, representing an AOI margin of 42 percent. AOI increased due to solid access line growth in Puerto Rico, partially offset by higher interconnection expense in the Dominican Republic.

•

Switched access lines totaled approximately 70,700 at the end of the fiscal fourth quarter, an increase of 8,500 lines, or 14 percent from the prior-year quarter. Dedicated access line equivalents were 267,000 at the end of the fiscal fourth quarter, a 13 percent year-over-year increase.

•	Wholesale termination revenue was $5.2 million, a 2 percent year-over-year decrease, primarily driven by a decrease in the per minute rate for southbound terminating traffic to the Dominican Republic.

•	Capital expenditures were $12.5 million for the fiscal fourth quarter as the Company continues to expand its broadband network infrastructure.

FISCAL 2007 OUTLOOK

•

The Company expects consolidated AOI from continuing operations between $365 million and $385 million for fiscal 2007, excluding approximately $9.8 million of projected stock-based compensation expense based on stock options outstanding as of May 31, 2006, due to the Company’s adoption of SFAS 123R (expensing for stock options). Consolidated AOI from continuing operations for fiscal year 2006 was $362.1 million. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

•	The Company expects U.S. wireless roaming revenue to decline by approximately $20 million during fiscal 2007. U.S. wireless roaming revenue for fiscal year 2006 was $79.4 million.

•

The Company expects the sum of consolidated capital expenditures and spectrum acquisition costs will be approximately $140 million for fiscal 2007. The Company recently signed a definitive agreement to purchase 10 MHz of PCS wireless spectrum from Leap Wireless covering an aggregate of approximately 730,000 population equivalents (POPs) in Fort Wayne, Indiana and neighboring counties. In addition, the Company is participating in the Advanced Wireless Services Auction 66.

•

The Company recently purchased the remaining 20 percent interest of All America Cables and Radio, Inc. (Dominican Republic subsidiary) it did not already own to facilitate a strategic and operational alternatives process for its Dominican Republic business.

	FY2006 Results	FY2007 Outlook
Consolidated Adjusted Operating Income (AOI)	$362.1 million	$365 million - $385 million
U.S. Wireless Roaming Revenue	$79.4 million	Approximately $20 million decline
Consolidated Capital Expenditures (Capex)	$145.5 million	$140 million including spectrum acquisition costs

DEFINITIONS AND RECONCILIATION

(1)

Adjusted operating income is defined as net income (loss) before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax (expense) benefit, other expense, loss on extinguishment of debt, interest expense, net, gain (loss) on disposition of assets, strategic alternatives/recapitalization costs and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	THREE MONTHS ENDED MAY 31,		FISCAL YEAR ENDED MAY 31,

	2006	2005	2006	2005

Adjusted operating income	$91,879	$94,092	$362,073	$366,361
Depreciation and amortization	(35,553)	(72,019)	(134,469)	(202,053)
Strategic alternatives/recapitalization costs	(759)	-	(19,336)	-
Gain (loss) on disposition of assets	15	(320)	278	14,462
Operating income	55,582	21,753	208,546	178,770
Interest expense, net	(50,274)	(34,461)	(163,667)	(145,041)
Loss on extinguishment of debt	-	(2,303)	(750)	(9,052)
Other expense	(27)	(335)	(731)	(2,500)
Income tax (expense) benefit	(1,917)	1,880	(23,518)	(2,154)
Minority interest in income of subsidiaries	(216)	(292)	(784)	(934)
Income from equity investments	238	113	1,083	540
Income from discontinued operations	-	1,466	65	5,992
Net income (loss)	$3,386	$(12,179)	$20,244	$25,621

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, August 10, 2006. Callers can dial (800) 811-7286 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, August 10 through Thursday, August 24 at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 6440846 to access an audio replay of the conference call.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
May 31, 2006
($000's, except per subscriber data)

	Three Months Ended		Twelve Months Ended
	May-06	May-05	May-06	May-05

U.S. WIRELESS

Postpaid Wireless Subscribers	579,400	530,000	579,400	530,000
Prepaid Wireless Subscribers	17,500	16,700	17,500	16,700
Retail Subscribers	596,900	546,700	596,900	546,700
Wholesale Subscribers	51,100	39,300	51,100	39,300
Total Wireless Subscribers	648,000	586,000	648,000	586,000
Total Wireless Gross Adds	43,400	43,200	211,900	183,500
Net Gain (Loss) - Retail Subscribers	9,200	2,300	50,200	(8,300)
Net Gain - Wholesale Subscribers	200	6,200	11,800	31,300
Net Gain - Total Subscribers	9,400	8,500	62,000	23,000
GSM as a % of Retail Subs	74.1%	35.5%	74.1%	35.5%
Revenue per Average Wireless Customer (1) (2)	$65	$62	$65	$61
Retail Revenue per Average Wireless Customer (2) (3)	$55	$51	$53	$52
Data Revenue per Average Wireless Customer (4)	$1.86	N/A	N/A	N/A
Roaming Revenue	$18,770	$16,683	$79,424	$56,810
Retail Penetration (5)	7.0%	6.3%	7.0%	6.3%
Postpaid Churn - Wireless (6)	1.7%	1.8%	1.9%	2.1%
Prepaid & Postpaid Churn - Wireless (6)	1.9%	2.1%	2.2%	2.4%
Monthly MOU's per Wireless Customer	814	626	757	570
Cost to Acquire (7)	$344	$336	$326	$329
Capital Expenditures	$25,176	$34,715	$58,375	$74,720

CARIBBEAN

Postpaid Wireless Subscribers	419,800	414,300	419,800	414,300
Prepaid Wireless Subscribers	319,400	244,500	319,400	244,500
Total Wireless Subscribers	739,200	658,800	739,200	658,800
Total Wireless Gross Adds	129,900	124,000	518,500	423,200
Net Gain - Wireless Subscribers	(11,300)	40,500	80,400	162,600
Revenue per Average Wireless Customer (1)	$41	$49	$43	$52
Data Revenue per Average Wireless Customer (4)	$1.86	N/A	N/A	N/A
Penetration - Total Wireless (5)	5.7%	5.1%	5.7%	5.1%
Postpaid Churn - Wireless (6)	2.4%	2.6%	2.9%	2.4%
Prepaid Churn - Wireless (6)	10.9%	7.0%	7.7%	6.9%
Prepaid & Postpaid Churn - Wireless (6)	6.2%	4.3%	5.0%	3.8%
Monthly MOU's per Wireless Customer	806	855	823	927
Fiber Route Miles - Continuing Operations	1,270	1,177	1,270	1,177
Switched Access Lines	70,700	62,200	70,700	62,200
Dedicated Access Line Equivalents (8)	267,000	236,900	267,000	236,900
On-Net Buildings	1,737	1,431	1,737	1,431
Capital Expenditures - Wireless Continuing Operations	$14,257	$29,200	$58,481	$72,315
Capital Expenditures - Broadband Continuing Operations	12,537	5,880	28,646	23,652
Capital Expenditures - Total Caribbean Continuing Operations	$26,794	$35,080	$87,127	$95,967

REVENUES
U.S. Wireless	$115,723	$100,774	$444,359	$399,030
Caribbean - Wireless	$92,497	$95,942	$369,778	$355,185
Caribbean - Broadband	$36,849	$36,068	$145,219	$139,887
Caribbean - Intercompany	$(4,629)	$(3,082)	$(13,628)	$(11,675)
Total Caribbean	$124,717	$128,928	$501,369	$483,397
Consolidated - Continuing Operations	$240,440	$229,702	$945,728	$882,427

Adjusted Operating Income (9)

U.S. Wireless	$44,368	$41,661	$160,634	$167,713
Caribbean - Wireless	$32,126	$37,545	$136,002	$139,636
Caribbean - Broadband	$15,385	$14,886	$65,437	$59,012
Total Caribbean	$47,511	$52,431	$201,439	$198,648
Consolidated - Continuing Operations	$91,879	$94,092	$362,073	$366,361

NET DEBT

Total Debt Less Cash and Cash Equivalents	$2,040,200	$1,486,300	$2,040,200	$1,486,300

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.
(2) Revenue per average wireless customer for the twelve months ended May 2005 includes $5.5 million of Universal Service Fund (USF) revenue related to prior periods. Revenue per average wireless customer excluding this $5.5 million of USF revenue is $60.
(3) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.
(4) Data revenue per average wireless customer is determined for each period by dividing data revenue by the average retail customers for such period.
(5) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.
(6) Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.
(7) Cost to acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.
(8) May 2006 excludes 50,400 dedicated access line equivalents related to a one-year contract for 25 OC-3 circuits.
(9) Adjusted operating income is defined as net income (loss) before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax (expense) benefit, other expense, loss on extinguishment of debt, interest expense, net gain (loss) on disposition of assets, strategic alternatives/recapitalization costs and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 31,	May 31,	May 31,	May 31,
	2006	2005	2006	2005

REVENUE:
Service revenue	$ 229,000	$ 221,749	$ 905,686	$ 852,869
Equipment sales	11,440	7,953	40,042	29,558
	240,440	229,702	945,728	882,427

COSTS AND EXPENSES:
Cost of services	49,056	42,244	200,159	166,050
Cost of equipment sold	31,280	24,817	112,806	94,331
Sales and marketing	24,387	25,749	101,657	95,977
General and administrative	44,597	42,800	188,369	159,708
Depreciation and amortization	35,553	72,019	134,469	202,053
(Gain) loss on disposition of assets	(15)	320	(278)	(14,462)
	184,858	207,949	737,182	703,657

OPERATING INCOME	55,582	21,753	208,546	178,770

INTEREST EXPENSE, NET	(50,274)	(34,461)	(163,667)	(145,041)
LOSS ON EXTINGUISHMENT OF DEBT	-	(2,303)	(750)	(9,052)
OTHER EXPENSE	(27)	(335)	(731)	(2,500)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
INCOME TAX (EXPENSE) BENEFIT , MINORITY INTEREST
IN INCOME OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	5,281	(15,346)	43,398	22,177

INCOME TAX (EXPENSE) BENEFIT	(1,917)	1,880	(23,518)	(2,154)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN INCOME
OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	3,364	(13,466)	19,880	20,023

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(216)	(292)	(784)	(934)
INCOME FROM EQUITY INVESTMENTS	238	113	1,083	540

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,386	(13,645)	20,179	19,629

Discontinued operations:
Income	-	-	-	2,767
(Loss) gain on disposition	-	(52)	100	62,573
Income tax benefit (expense)	-	1,518	(35)	(59,348)
Net income from discontinued operations	-	1,466	65	5,992

NET INCOME (LOSS)	$ 3,386	$ (12,179)	$ 20,244	$ 25,621

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$ 0.03	$ (0.13)	$ 0.19	$ 0.19
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$ -	$ 0.01	$ 0.00	$ 0.06
NET INCOME (LOSS) PER SHARE	$ 0.03	$ (0.12)	$ 0.19	$ 0.25

DILUTED
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$ 0.03	$ (0.13)	$ 0.19	$ 0.19
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$ -	$ 0.01	$ 0.00	$ 0.05
NET INCOME (LOSS) PER SHARE	$ 0.03	$ (0.12)	$ 0.19	$ 0.24

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	105,148	103,907	104,644	103,477
DILUTED	107,508	103,907	107,318	105,217

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with approximately 1.4 million wireless subscribers and 337,700 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by our majority stockholders and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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